                             NEWS RELEASE

LINN Energy Announces $2.3 Billion Acquisition of Assets from Devon Energy
Planned Sale of Granite Wash to Finance

HOUSTON, June 30, 2014 – LINN Energy, LLC (NASDAQ: LINE) (“LINN” or “the Company”) and LinnCo, LLC (NASDAQ: LNCO) (“LinnCo”) announced today that LINN has signed a definitive agreement to acquire assets in five U.S. operating areas from Devon Energy Corporation (NYSE: DVN) (“Devon”) for $2.3 billion. The assets are currently producing approximately 275 MMcfe/d, approximately 80 percent of which is natural gas, with a shallow base decline of approximately 14 percent. Total proved reserves are estimated to be between 1.3-1.5 Tcfe (approximately 75 percent PDP) with total resource potential of approximately 3 Tcfe. The asset package is comprised of approximately 900,000 net acres across the Rockies, Mid-Continent, east Texas, north Louisiana and south Texas regions with approximately 4,500 total wells. LINN has identified over 1,000 future drilling locations and over 600 recompletion opportunities. LINN’s acquisition of Devon assets is intended to be financed ultimately through the sale of its Granite Wash assets and other non-producing acreage in LINN’s portfolio. Potential excess proceeds from the sale of assets, if any, will be used initially to reduce debt and for general corporate purposes.
“Early in 2014, we outlined four keys to success at LINN: realize value for the Midland Basin position; continue to make accretive acquisitions; reduce capital intensity while increasing efficiency; and improve credit metrics,” said Mark E. Ellis, Chairman, President and Chief Executive Officer. “We believe today’s announcement is a positive development in achieving these objectives. As we enter into the second half of the year, we remain committed to these important goals.”
Sale of Granite Wash Assets
LINN plans to sell its position in the Granite Wash and Cleveland plays located in the Texas Panhandle and western Oklahoma. Currently, LINN is operating four drilling rigs in the area and producing 230 MMcfe/d of liquids-rich natural gas. LINN’s talented team has successfully tested and developed 17 horizontal intervals, including shallow oil, liquids-rich Granite Wash and deep Atoka natural gas. As a result of this delineation, LINN has catalogued significant drilling inventory over its approximately 147,000 net acre position. LINN first began horizontally drilling the Granite Wash in 2010 and has grown production in this prolific area from 65 MMcfe/d to its current rate. To support this growth, the Company developed a substantial integrated network of infrastructure including midstream and water handling facilities which is capable of and recently handled a larger rig program.
Significant benefits from the acquisition of Devon assets and the planned sale of LINN assets:

•	Reinforce LINN’s mission of developing mature, long-life oil and natural gas properties;

•	Lower decline rate and reduce capital intensity;

•	Tax efficient upon successful completion of 1031 like-kind exchange;

•	Meaningful additions to the Company’s Rockies and Mid-Continent positions;

•	Accretive to excess of net cash provided by operating activities after distributions to unitholders;

•	Credit positive from increased steady stream of predictable cash flow, production and reserves.

Interim Financing
LINN has secured $2.3 billion of committed interim financing for the acquisition of Devon assets, subject to final documentation. The financing was lead arranged by Scotiabank and included Barclays, RBC Capital Markets and Wells Fargo.
The transaction with Devon is subject to satisfactory completion of title and environmental due diligence, as well as the satisfaction of closing conditions. The transaction is expected to close in the third quarter of 2014 with an effective date of April 1, 2014.
Supplemental information regarding the acquisition of Devon assets is posted at www.linnenergy.com.

Advisors
Scotia Waterous acted as the exclusive financial advisor to LINN during this transaction.

ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-15 U.S. independent oil and natural gas development company, with approximately 8 Tcfe of proved reserves (pro forma for announced 2014 trade and acquisition) in producing U.S. basins as of December 31, 2013. More information about LINN Energy is available at www.linnenergy.com.
ABOUT LINNCO

LinnCo was created to enhance LINN Energy’s ability to raise additional equity capital to execute on its acquisition and growth strategy. LinnCo is a Delaware limited liability company that has elected to be taxed as a corporation for United States federal income tax purposes, and accordingly its shareholders will receive a Form 1099 in respect of any dividends paid by LinnCo. More information about LinnCo is available at www.linnco.com.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
This press release includes "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements related to acquisitions, trades or divestitures, timing and payment of distributions, taxes and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company's drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management's experience and perception of current conditions, historical trends, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company's financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. Please read "Risk Factors" in the Company’s Annual Report on Form 10-K and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:        LINN Energy, LLC and LinnCo, LLC

Investors and Media:

Clay Jeansonne, Vice President, Investor and Public Relations
281-840-4193

Zach Dailey, Director, Investor Relations
713-904-6547

Sarah Nordin, Public Relations & Media
713-904-6605

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